Exhibit 10.6
Signing Bonus Agreement

Eaton Corporation (“Eaton”) hereby offers to pay _______ (“Employee”) a Signing Bonus in the amount of $_______ less applicable taxes and withholdings.  Eaton’s offer to pay the Signing Bonus is subject to following terms and conditions:

1.
Signing Bonus Terms. Employee has agreed to accept an at-will employment position with Eaton.  Employee will begin working at Eaton on _________, and the Signing Bonus will be paid in one lump sum in Employee’s first regularly scheduled paycheck.  This payment is subject to applicable tax withholding and requires Employee to be an active employee and in good standing on the date of the payment.

2.
At-Will Employment.  The parties specifically agree that this Agreement is not an employment contract, and that it does not alter Employee’s status as an at-will employee of Eaton.  Based on Employee’s status as an at-will employee, either Employee or Eaton may terminate Employee’s employment at Eaton at any time for any reason not otherwise prohibited by law.

3.	Repayment of Signing Bonus. Employee agrees that the Signing Bonus is subject to the following repayment obligations:

(a)
If Employee works for Eaton for more than 24 months following the payment of the Singing Bonus, Employee shall have no obligation to repay the Signing Bonus.  Additionally, if Eaton terminates Employee’s employment without Cause at any time, Employee has no obligation to repay the Signing Bonus.

(b)
If Employee voluntarily leaves Eaton or is terminated by Eaton for Cause within 24 months of the Signing Bonus payment date, Employee must repay Eaton the full amount of the Signing Bonus within fourteen (“14”) days of Employee’s final date of employment with Eaton.  For the purposes of this Agreement, “Cause” shall mean: (i) your willful and continued failure to perform substantially your duties with the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by your manager, the Board of Directors of Eaton Corporation, plc, or the Chief Executive Officer of the Company which specifically identifies the manner in which they believe that you have not substantially performed your duties; (ii)  you plead guilty or nolo contendere to, or are convicted of (a) any felony or (b) any crime involving moral turpitude, dishonesty, fraud or unethical business conduct; (iii)  your material violation of the Company’s Code of Ethics or other applicable Company or an Affiliate’s policies or procedures as are in effect from time to time; (iv) your willful misconduct in the course of your continuous service, which is materially detrimental to the financial condition or business reputation of the Company or an Affiliate, whether as a result of adverse publicity or otherwise.

(c)
If Employee fails to repay any amount due under this Agreement, Eaton may bring an action in court to recover the amount due.  The prevailing party in any such action shall be entitled to its costs, expenses, attorneys’ fees, and collection fees reasonably incurred in any such action.

4.
No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in this Agreement except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.  Employee further acknowledges that Eaton makes no representations concerning the tax treatment of any payments under this Agreement.

5.
Modifications.  The terms of this Agreement may not be modified, altered, or changed except in a writing that specifically references this Agreement and that is signed by both Employee and an appropriate representative of Eaton.

By signing below, I knowingly, freely, and voluntarily accept the Signing Bonus Agreement and agree to comply with its terms.

Employee’s Signature	Date

Printed Name

Eaton Corporation

Signature		Date

Printed Name		Title